The Allied Defense Group, Inc.

For More Information, Contact:

Geoff Grande, CFA
FD
617-747-1721

THE ALLIED DEFENSE GROUP ANNOUNCES DIVESTITURE OF NS MICROWAVE

VIENNA, Virginia, August 10, 2009 – The Allied Defense Group, Inc. (AMEX:ADG) announced that it has closed the sale of NS Microwave in an agreement with 3DRS International, Inc. The close of the transaction, in which 3DRS International, Inc. acquired the stock of NS Microwave, was concurrent with the signing of the agreement, effective Friday, August 7th.

Major General (Ret) John J. Marcello, President and Chief Executive Officer of The Allied Defense Group said, “This transaction is another step in our strategic transformation and marks the divestiture of the last non-core asset in our portfolio. The sale of NS Microwave will further enhance our ability to focus our time, attention, and resources on our core competencies in the global ammunitions market and reflects our ongoing drive to maximize shareholder value.”

Deborah Ricci, Chief Financial Officer of The Allied Defense Group added, “The sale of NS Microwave will positively impact our operations by providing additional cash to fund the working capital requirements of our rapidly expanding ammunition businesses. We are executing on our backlog, improving our operational efficiency, and expanding our market presence. As a result, we expect continued momentum in the business.”

About The Allied Defense Group, Inc.

The Allied Defense Group, Inc. is a multinational defense company focused on the manufacture, sale and distribution of ammunition and ammunition-related products for use by the U.S. and foreign governments. For more Information, please visit the Company web site: www.allieddefensegroup.com.

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

# # #